                                                                     Exhibit 5.1


                     [KELLEY DRYE & WARREN LLP Letterhead]

                                 March 28, 2003



Board of Directors
First Community Bancshares, Inc.
One Community Place
Bluefield, Virginia 23229

                  Re:      Registration Statement on Form S-4

Dear Ladies and Gentlemen:

                  We have acted as special counsel to First Community Bancshares, Inc. ("First Community") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the registration statement on Form S-4 (the "Registration Statement") relating to the issuance of shares of First Community's common stock, $1.00 par value per share (the "Shares"), in connection with the proposed merger of The CommonWealth Bank with and into First Community Bank, National Association, all as described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

                  Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the heading "Legal Opinion" in the Prospectus/Proxy Statement constituting a part thereof.



                                            KELLEY DRYE & WARREN LLP

                                            /s/ Kelley Drye & Warren LLP